Exhibit (k)(3)

ROCHDALE STRUCTURED CLAIMS FIXED INCOME FUND
OPERATING EXPENSE LIMITATION AGREEMENT

           THIS AGREEMENT is made and entered into as of this 10th day of November 2009, by and between ROCHDALE STRUCTURED CLAIMS FIXED INCOME FUND, LLC, a Delaware limited liability company (the “Fund”),  and ROCHDALE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

                      WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of the Investment Management Agreement between the Fund and the Advisor dated November 10, 2009 (the “Investment Management Agreement”); and

                      WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreement that have not been assumed by the Advisor; and

                      WHEREAS, the Advisor desires to limit the Fund’s respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement), and the Fund desires to allow the Advisor to implement those limits;

                      NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

           1. Limit on Operating Expenses. The Advisor hereby agrees to limit the current Operating Expenses of the Fund to an annual rate, expressed as a percentage of the Fund’s average annual net assets, of 1.0% (the “Annual Limits”). In the event that the current Operating Expenses, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

           2. Definition. For purposes of this Agreement, the term “Operating Expense” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Management Agreements, trail fee and other expenses described in the Investment Management Agreement, but does not include, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses, such as litigation.

           3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursements of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursements of reductions of its investment management fee under the Investment Management Agreement.

           4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of not less then one year initially and from year-to-year thereafter, subject to annual approval by the Advisor unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by the Board of Directors of the Funds (and separately by the disinterested Directors of the Fund).

           5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Fund upon sixty (60) days written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Directors of the Fund. This Agreement will automatically terminate, with respect to the Fund listed in Appendix A to this Agreement, if the Investment Management Agreement for the Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement’s termination for the Fund.

           6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without written consent of the other party.

           7. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

           8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated there under.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ROCHDALE STRUCTURED CLAIMS FIXED INCOME  FUND LLC

By: ________________________________
Name:
Title:

ROCHDALE INVESTMENT MANAGEMENT LLC

By: ________________________________
Name:
Title: